Exhibit 99.1

Regional Management Corp. Announces Fourth Quarter 2014 Results

Material Reduction in Early-Stage and Overall Delinquencies Sequentially

and from Prior-Year Period

Greenville, South Carolina – March 9, 2015 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, today announced results for the fourth quarter and full year periods ended December 31, 2014.

Fourth Quarter 2014 Highlights and Subsequent Events

•	Total fourth quarter 2014 revenue was $53.8 million, a 10.8% increase from the prior-year period. Same-store[1] revenue growth for the fourth quarter of 2014 was 4.8%.

•	Early-stage delinquencies (defined as accounts delinquent fewer than 60 days) as a percentage of total finance receivables as of December 31, 2014 were 18.0%, compared to 20.2% as of December 31, 2013 and 21.7% as of September 30, 2014.

•	Total delinquencies as a percentage of total finance receivables as of December 31, 2014 were 22.6%, compared to 25.1% as of December 31, 2013 and 25.5% as of September 30, 2014.

•	Regional Management’s most important loan categories continue to grow:

•	Branch small loan and convenience check finance receivables, collectively, as of December 31, 2014 increased 2.9% compared to September 30, 2014 and 10.6% compared to December 31, 2013.

•	Large loan finance receivables as of December 31, 2014 increased 9.4% compared to September 30, 2014.

•	Total finance receivables as of December 31, 2014 were $546.2 million, an increase of 0.3% from the prior-year. Same-store finance receivables for the fourth quarter of 2014 declined 6.0%.

•	Net income for the fourth quarter of 2014 was $3.4 million, a 59.7% decrease from the prior-year period. Diluted earnings per share were $0.26 based on a diluted share count of 13.0 million. Excluding one-time separation costs of $1.2 million and one-time loan system implementation costs of $0.3 million in the fourth quarter of 2014, non-GAAP diluted earnings per share for the fourth quarter were $0.33.

[1]	Defined as stores open for at least 13 months.

•	Annualized net charge-offs as a percentage of average finance receivables for the fourth quarter of 2014 were 13.9%, an increase from 7.8% in the prior-year period. Provision for credit losses for the fourth quarter of 2014 was 29.7% of revenue, an increase from 24.0% in the prior-year period.

•	Regional Management opened four new branches in the fourth quarter of 2014. As of December 31, 2014, Regional Management’s branch network consisted of 300 locations.

•	In January 2015, Regional Management announced the appointment of Daniel J. Taggart as Chief Risk Officer.

“We have made significant progress over the last few months in terms of improving the credit quality of our portfolio – from solicitation and origination through delinquency and collection,” said Michael R. Dunn, Chief Executive Officer of Regional Management Corp. “Our early-stage and overall delinquency levels declined significantly compared to September 30, 2014, as the lower credit quality convenience check loans we originated in the second and third quarters were either charged off or replaced by higher quality loans originated in the fourth quarter. We also strengthened our leadership team in January with the hiring of Dan Taggart as our Chief Risk Officer, and he has already implemented initiatives that will help us to continue to improve the credit quality of our portfolio as we move forward.”

“In terms of our revenue and portfolio growth, we made solid progress in the quarter by growing our small and large loan portfolios, which are our most important loan categories and which we expect to be core drivers of our future strategy,” continued Mr. Dunn. “While we expect some lingering effects from 2014 will continue to impact the first quarter of 2015, we believe we have incorporated the risk of our prior issues into our 2014 financials.”

Fourth Quarter 2014 Results

For the fourth quarter ended December 31, 2014, Regional Management reported total revenue of $53.8 million, a 10.8% increase from $48.5 million in the prior-year period. Interest and fee income for the fourth quarter of 2014 was $49.0 million, a 12.1% increase from $43.7 million in the prior-year period, primarily due to a shift in product mix toward higher-yielding small installment loans. Insurance income for the fourth quarter of 2014 was $2.3 million, a 21.9% decrease from the prior-year period. Same-store revenue growth for the fourth quarter of 2014 was 4.8%.

Finance receivables outstanding at December 31, 2014 were $546.2 million, a 0.3% increase from $544.7 million in the prior-year period. Finance receivables increased primarily due to the addition of 36 de novo branches since December 31, 2013.

Provision for credit losses in the fourth quarter of 2014 was $16.0 million versus $11.6 million in the prior-year period. On a sequential basis, provision for credit losses declined 29.2%, reflecting improvements in credit quality during the fourth quarter of 2014. Annualized net charge-offs as a percentage of average finance receivables for the fourth quarter of 2014 were 13.9%, an increase from 7.8% in the prior-year period. Net charge-offs of $18.7 million in the fourth quarter of 2014 exceeded the provision as the Company utilized a portion of the additional allowance recorded at September 30, 2014.

General and administrative expenses for the fourth quarter of 2014 were $28.4 million, an increase of 45.8% from $19.5 million in the prior-year period, primarily related to increased personnel costs from opening an additional 36 branches since December 31, 2013. Regional Management’s efficiency ratio — the percentage of general and administrative expenses compared to total revenue — was 52.8% in the fourth quarter of 2014, an increase from 40.1% in the prior-year period. Excluding one-time CEO separation costs of $1.2 million and one-time loan system implementation costs of $0.3 million in the fourth quarter of 2014, Regional Management’s efficiency ratio would have been 50.0%.

Net income for the fourth quarter of 2014 was $3.4 million, a 59.7% decrease compared to net income of $8.4 million in the prior-year period. Diluted earnings per share for the fourth quarter of 2014 were $0.26, a decrease from $0.65 in the prior-year period. Excluding the aforementioned one-time expenses, non-GAAP diluted earnings per share for the fourth quarter were $0.33. For a reconciliation of non-GAAP financial measures to the nearest comparable GAAP financial measure, please refer to the reconciliation table accompanying this release.

Full Year 2014 Results

For the full year ended December 31, 2014, Regional Management reported total revenue of $204.7 million, a 20.0% increase from $170.6 million in the prior year. Interest and fee income for the full year ended December 31, 2014 was $184.8 million, a 21.3% increase from $152.3 million in the prior year, primarily due to a shift in product mix toward higher-yielding small installment loans and an increase in average finance receivables. Insurance income for the full year ended December 31, 2014 was $10.7 million, a 6.9% decrease from the prior year.

Provision for credit losses in the full year ended December 31, 2014 was $69.1 million versus $39.2 million in the prior year, primarily due to branch personnel issues in the first half of 2014 combined with issues related to the Company’s summer convenience check campaigns. GAAP net charge-offs as a percentage of average finance receivables for the full year ended December 31, 2014 was 11.1%, an increase from 6.9% in the prior year. Excluding $2.1 million of one-time charge-offs for the full year ended December 31, 2014 caused by a change in the Company’s charge-off policy for 180 day and over delinquent loans, non-GAAP net charge-offs as a percentage of finance receivables for the full year ended December 31, 2014 was 10.7%.

General and administrative expenses for the full year ended December 31, 2014 were $96.8 million, an increase of 36.2% from $71.0 million in the prior year, primarily due to increased personnel costs associated with the 36 de novo branches opened during 2014. Regional Management’s efficiency ratio for the full year ended December 31, 2014 was 47.3%, an increase from 41.6% in the prior-year period. Excluding a net $1.5 million of one-time expenses, Regional Management’s efficiency ratio for the full year ended December 31, 2014 was 46.5%.

GAAP net income for the full year ended December 31, 2014 was $14.8 million, a 48.6% decrease compared to GAAP net income of $28.8 million in the prior year, and diluted earnings per share for the full year ended December 31, 2014 were $1.14 compared to $2.23 in the prior year. Excluding net one-time expenses, non-GAAP net income for the full year ended December 31, 2014 totaled $15.8 million and non-GAAP diluted earnings per share totaled $1.22.

2015 De Novo Outlook

As of December 31, 2014, Regional Management’s branch network consisted of 300 locations. Regional Management has opened one de novo branch quarter to date in 2015 and, for the full year 2015, plans to open between 25 and 30 de novo branches.

Liquidity and Capital Resources

As of December 31, 2014, Regional Management had finance receivables of $546.2 million and outstanding debt of $341.4 million on its $500.0 million senior revolving credit facility.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 4:30 PM ET to discuss these results.

The dial-in number for the conference call is (877) 474-9503 (toll free) or (857) 244-7556 (direct), passcode 94963836. Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay of the call will be available through Monday, March 16th at www.RegionalManagement.com and by phone at (888) 286-8010 (toll free) or (617) 801-6888 (direct), passcode 22319608.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of, governmental responses to those conditions; changes in interest rates; risks related to acquisitions and new branches; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); and the departure, transition or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico and Georgia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenue
Interest and fee income	$48,960	$43,668	$184,786	$152,343
Insurance income, net	2,261	2,895	10,673	11,470
Other income	2,571	1,979	9,260	6,816

Total revenue	53,792	48,542	204,719	170,629

Expenses
Provision for credit losses	15,950	11,638	69,057	39,192
General and administrative expenses
Personnel	17,099	10,082	55,383	39,868
Occupancy	4,115	3,261	15,427	11,640
Marketing	1,842	1,144	6,330	3,980
Other	5,340	4,993	19,636	15,551
Interest expense	3,780	3,909	14,947	14,144

Total expenses	48,126	35,027	180,780	124,375

Income before income taxes	5,666	13,515	23,939	46,254
Income taxes	2,285	5,130	9,137	17,460

Net income	$3,381	$8,385	$14,802	$28,794

Net income per common share:
Basic	$0.27	$0.66	$1.17	$2.29

Diluted	$0.26	$0.65	$1.14	$2.23

Weighted average common shares outstanding:
Basic	12,743,534	12,614,503	12,701,083	12,572,298

Diluted	12,954,887	12,984,270	12,951,441	12,893,693

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

December 31, 2014 and 2013

(in thousands, except per share amounts)

(Unaudited)

	2014	2013
Assets
Cash	$4,012	$4,121
Gross finance receivables	663,432	658,176
Less unearned finance charges, insurance premiums, and commissions	(117,240)	(113,492)

Finance receivables	546,192	544,684
Allowance for credit losses	(40,511)	(30,089)

Net finance receivables	505,681	514,595
Property and equipment, net of accumulated depreciation	8,905	7,100
Deferred tax asset, net	1,870	—
Repossessed assets at net realizable value	556	548
Goodwill	716	716
Intangible assets, net	847	1,386
Other assets	7,683	5,422

Total assets	$530,270	$533,888

Liabilities and Stockholders’ Equity
Liabilities:
Senior revolving credit facility	341,419	362,750
Accounts payable and accrued expenses	10,528	7,312
Deferred tax liability, net	$—	$2,653

Total liabilities	351,947	372,715
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.10 par value, 1,000,000,000 shares authorized, 12,747,767 and 12,652,197 shares issued and outstanding at December 31, 2014 and 2013, respectively	1,275	1,265
Additional paid-in-capital	85,655	83,317
Retained earnings	91,393	76,591

Total stockholders’ equity	178,323	161,173

Total liabilities and stockholders’ equity	$530,270	$533,888

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands)

	Three Months Ended December 31,
	2014		2013
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Branch small loans	$119,097	48.4%	$103,184	48.3%
Convenience checks	192,951	46.8%	166,251	42.8%
Large loans	43,464	27.1%	43,093	27.0%
Automobile loans	159,047	19.5%	182,317	19.9%
Retail loans	26,493	18.6%	31,407	18.4%

Total interest and fee yield	$541,052	36.2%	$526,252	33.2%

Total revenue yield	$541,052	39.8%	$526,252	36.9%

	Components of Increase in Interest and Fee Income Three Months Ended December 31, 2014 Compared to Three Months Ended December 31, 2013 Increase (Decrease)
	Volume	Rate	Net
Branch small loans	$1,927	$33	$1,960
Convenience checks	3,026	1,796	4,822
Large loans	25	14	39
Automobile loans	(1,179)	(139)	(1,318)
Retail loans	(223)	12	(211)

Total increase in interest and fee income	$3,576	$1,716	$5,292

	Net Loans Originated (1) Three Months Ended December 31,
	2014	2013
Branch small loans	$80,171	$65,347
Convenience checks	95,330	95,225
Large loans	17,737	13,418
Automobile loans	13,516	20,330
Retail loans	7,634	8,694

Total net loans originated	$214,388	$203,014

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Three Months Ended December 31,
	2014		2013
	Amount	Percentage of Average Finance Receivables (Annualized)	Amount	Percentage of Average Finance Receivables (Annualized)
Net charge-offs	$18,740	13.9%	$10,231	7.8%
Provision for credit losses	$15,950	11.8%	$11,638	8.8%

	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Provision for credit losses	$15,950	29.7%	$11,638	24.0%
General and administrative expenses	$28,396	52.8%	$19,480	40.1%

	Amount	Growth Rate	Amount	Growth Rate
Same store finance receivables at period-end/growth rate	$504,697	-6.0%	$478,969	11.5%
Same store revenue during period/growth rate	$50,875	4.8%	$43,305	17.0%
Number of branches in calculation	264		213

	Twelve Months Ended December 31,
	2014		2013
	Average Finance Receivables	Average Yield	Average Finance Receivables	Average Yield
Branch small loans	$110,531	48.0%	$88,979	48.9%
Convenience checks	178,181	45.8%	133,723	40.7%
Large loans	42,887	26.9%	45,374	27.6%
Automobile loans	169,607	19.7%	178,247	20.3%
Retail loans	28,295	18.3%	31,031	18.1%

Total interest and fee yield	$529,501	34.9%	$477,354	31.9%

Total revenue yield	$529,501	38.7%	$477,354	35.7%

	Components of Increase in Interest and Fee Income Twelve Months Ended December 31, 2014 Compared to Twelve Months Ended December 31, 2013 Increase (Decrease)
	Volume	Rate	Net
Branch small loans	$10,361	$(830)	$9,531
Convenience checks	19,753	7,453	27,206
Large loans	(700)	(311)	(1,011)
Automobile loans	(1,789)	(1,064)	(2,853)
Retail loans	(490)	60	(430)

Total increase in interest and fee income	$27,135	$5,308	$32,443

	Net Loans Originated (1) Twelve Months Ended December 31,
	2014	2013
Branch small loans	$240,465	$216,677
Convenience checks	334,115	297,259
Large loans	50,731	48,454
Automobile loans	64,842	100,622
Retail loans	29,984	34,228

Total net loans originated	$720,137	$697,240

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Twelve Months Ended December 31,
	2014		2013
	Amount	Percentage of Average Finance Receivables	Amount	Percentage of Average Finance Receivables
Net charge-offs	$56,529	10.7%	$32,719	6.9%
Net charge-offs (180+ policy change)	2,106	0.4%	—	0.0%

Total net charge-offs	$58,635	11.1%	$32,719	6.9%

Provision for credit losses	$69,057	13.0%	$39,192	8.2%

	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Provision for credit losses	$69,057	33.7%	$39,192	23.0%
General and administrative expenses	$96,776	47.3%	$71,039	41.6%

	Finance Receivables As of December 31,
	2014		2013		2012
	Finance Receivables	Percentage of Total	Finance Receivables	Percentage of Total	Finance Receivables	Percentage of Total
Branch small loans	$128,217	23.5%	$109,776	20.1%	$78,366	17.8%
Convenience checks	191,316	35.0%	179,203	32.9%	110,196	25.1%
Large loans	46,147	8.4%	43,311	8.0%	52,001	11.8%
Automobile loans	154,382	28.3%	181,126	33.3%	168,604	38.4%
Retail loans	26,130	4.8%	31,268	5.7%	30,307	6.9%

Total finance receivables	$546,192	100.0%	$544,684	100.0%	$439,474	100.0%

Number of branches at period end	300		264		221
Average finance receivables per branch	$1,821		$2,063		$1,989

	Contractual Delinquency As of
	December 31, 2014		September 30, 2014		December 31, 2013
	Amount	Percentage of Total Finance Receivables	Amount	Percentage of Total Finance Receivables	Amount	Percentage of Total Finance Receivables
Allowance for credit losses	$40,511	7.4%	$43,301	8.0%	$30,089	5.5%

Current	422,342	77.4%	404,756	74.5%	407,571	74.9%
1 to 29 days delinquent	82,714	15.1%	98,304	18.1%	93,303	17.1%

Delinquent accounts:
30 to 59 days	15,951	2.9%	19,274	3.6%	17,088	3.1%
60 to 89 days	9,624	1.8%	9,406	1.7%	9,267	1.7%
90 to 119 days	6,899	1.2%	5,508	1.0%	6,843	1.3%
120 to 149 days	4,988	0.9%	4,284	0.8%	5,108	0.9%
150 to 179 days	3,674	0.7%	1,821	0.3%	3,409	0.6%
180 days and over	—	0.0%	—	0.0%	2,095	0.4%

Total contractual delinquency	$41,136	7.5%	$40,293	7.4%	$43,810	8.0%

Total finance receivables	$546,192	100.0%	$543,353	100.0%	$544,684	100.0%

1 day and over delinquent	$123,850	22.6%	$138,597	25.5%	$137,113	25.1%

	Contractual Delinquency by Product
	December 31, 2014		September 30, 2014		December 31, 2013
	Amount	Percentage of Total Finance Receivables	Amount	Percentage of Total Finance Receivables	Amount	Percentage of Total Finance Receivables
Branch small loans	$10,247	8.0%	17,151	8.7%	$10,211	9.3%
Convenience checks	17,165	9.0%	9,209	8.0%	15,427	8.6%
Large loans	2,106	4.6%	2,114	5.0%	3,010	6.9%
Automobile loans	10,302	6.7%	10,588	6.5%	12,972	7.2%
Retail loans	1,316	5.0%	1,231	4.6%	2,190	7.0%

Total contractual delinquency	41,136	7.5%	$40,293	7.4%	43,810	8.0%

Subset of Convenience Checks December 31, 2014 (1)
Current	$20,717
1 to 29 days contractually delinquent	4,965
30 days and over contractually delinquent	7,534

Total finance receivables	$33,216

Allowance for credit losses	$9,337
Allowance as a % of 30 days and over contractually delinquent	124%
Allowance as a % of 1 day and over contractually delinquent	75%

(1)	Remaining balance of convenience checks originated in April, June, July, August, and September 2014 that contained a higher percentage of lower credit quality customers

Regional Management Corp. and Subsidiaries

Unaudited Non-GAAP Reconciliation of Selected Financial Data

(in thousands, except per share amounts)

Because it adjusts for certain non-recurring and non-cash items, the Company believes that these non-GAAP measures are useful to investors as supplemental financial measures that, when viewed with its GAAP financial information, provide information regarding trends in the Company’s results of operations and credit metrics, which is intended to help investors meaningfully evaluate and compare the Company’s results of operations and credit metrics between periods.

	Three Months Ended December 31, 2014
	Actual	Adjustments		Non-GAAP
General and administrative expenses	$28,396	$(1,489	)(1)(2)	$26,907
Income taxes	$2,285	$568	(4)	$2,853
Net income	$3,381	$921		$4,302
Diluted net income per common share	$0.26	$0.07		$0.33
Efficiency ratio	52.8%	-2.8%		50.0%

	Twelve Months Ended December 31, 2014
	Actual	Adjustments		Non-GAAP
General and administrative expenses	$96,776	$(1,538	)(1)(2)(3)	$95,238
Income taxes	$9,137	$587	(4)	$9,724
Net income	$14,802	$951		$15,753
Diluted net income per common share	$1.14	$0.08		$1.22
Efficiency ratio	47.3%	-0.8%		46.5%

(1)	Exclude one-time CEO separation costs of $1,154
(2)	Exclude one-time loan system conversion costs of $335 and $1,772 for the three and twelve months ended December 31, 2014
(3)	Benefit related to the reversal of vacation pay liability of $1,388
(4)	Tax effect of the adjustments

	Three Months Ended December 31, 2013
	Actual	Adjustments		Non-GAAP
General and administrative expenses	$19,480	$(1,503	)(5)(6)	$17,977
Income taxes	$5,130	$450	(7)	$5,580
Net income	$8,385	$1,053		$9,438
Diluted net income per common share	$0.65	$0.08		$0.73
Efficiency ratio	40.1%	-3.1%		37.0%

	Twelve Months Ended December 31, 2013
	Actual	Adjustments		Non-GAAP
General and administrative expenses	$71,039	$(1,959	)(5)(6)	$69,080
Income taxes	$17,460	$450	(7)	$17,910
Net income	$28,794	$1,509		$30,303
Diluted net income per common share	$2.23	$0.12		$2.35
Efficiency ratio	41.6%	-1.1%		40.5%

(5)	Exclude director compensation of $1,210
(6)	Exclude one-time secondary offering costs of $293 and $749 for the three and twelve months ended December 31, 2013
(7)	Tax effect of the adjustments (secondary offering expense is non-deductible for tax purposes)